Exhibit 10.006

FOURTH AMENDMENT TO TEN-YEAR INDUSTRIAL NET LEASE AGREEMENT

(Covering Building 8 Space and Building 3 Space, in Phase I of Seaport Centre)

This Fourth Amendment to Ten-Year Industrial Net Lease Agreement (“Amendment”) is entered into, and dated for reference purposes, as of October 18, 2002 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and CYGNUS, INC., a Delaware corporation (“Cygnus”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A.  Metropolitan’s predecessor in interest as Landlord (Seaport Centre Venture Phase I, a California general partnership, herein, the “Venture”) and Tenant’s predecessor in interest as Tenant (Cygnus Research Corporation, a California corporation) entered into that certain written Lease dated September 27, 1988 (the “Original Lease”), for certain premises of approximately 20,880 square feet of space in Building 8 of Phase I (“Building 8 Space”), whose current street address remains 701 Galveston Street, Redwood City, California, all as more particularly described in the Original Lease, which Original Lease included Rider No. 1 To Seaport Centre Standard Lease and Exhibits A, A-1, B & C.

B.  The Venture and Tenant’s predecessor in interest as Tenant at the time (then, Cygnus Therapeutic Systems, a California corporation) entered into that certain written First Amendment To Ten-Year Industrial Net Lease Agreement dated May 15, 1992 (the “First Amendment”) for certain space in Building 5 of Phase I (“Building 5 Space”), and that certain written Second Amendment To Ten-Year Industrial Net Lease Agreement dated August 8, 1992 (the “Second Amendment”) for certain space of approximately 11,158 square feet in Building 3 of Phase I (“Building 3 Space”), whose current street address remains 501 Chesapeake Street, Redwood City, California.

C.  Landlord and Tenant entered into that certain written Third Amendment to Ten-Year Industrial Net Lease Agreement dated as of June 8, 1998 (the “Third Amendment”).

D.  The Original Lease, as amended prior to this Amendment, is referred to as the “Existing Lease”. The “Existing Premises”, prior to this Amendment, shall mean the “Building 8 Space” (as defined in the Third Amendment, approximately 20,880 square feet of space Building 8 of Phase I, whose current street address remains 701 Galveston Drive, Redwood City, California) and the “Building 3 Space” (as defined in the Third Amendment, approximately 11,158 square feet in Building 3 of Phase I, whose current street address remains 501 Chesapeake Street, Redwood City, California).

E.  Tenant subleases the Building 8 Space to Ortho-McNeil (“Ortho-McNeil”) and desires to surrender the Building 8 Space to Landlord to reduce Tenant’s future lease obligations. Landlord and Tenant desire to provide for (i) Tenant’s surrender of the Building 8 Space; (ii) continuation of the Existing Lease as to the remaining Building 3 Space; and (iii) other amendments of the Existing Lease, in strict accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein and in the Existing Lease, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Existing Lease” defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2.               Condition Precedent. This Amendment and the obligations of each party hereunder are expressly subject to the condition precedent of the execution by Cygnus and Landlord of a new written lease with Ortho-McNeil for the Surrender Space (defined below) and certain additional space satisfactory in all respects in form and substance to Landlord, in Landlord’s sole discretion (the “Ortho-McNeil Lease”). If such condition precedent is not satisfied or waived in writing by Landlord in its sole discretion, this Amendment shall be null and void, and of no force or effect, and the Existing Lease shall remain in full force and effect unmodified by this Amendment. Landlord shall give Tenant written notice of the satisfaction or waiver of this condition precedent.

Section 3.               Surrender Space & Amendments of Existing Lease Thereafter.

(a)           Surrender Space. For purposes of this Amendment, the “Surrender Space” means the Building 8 Space.

(b)           Surrender Date.  On or before 11:59 p.m. on the date (the “Surrender Date”) which is the later of: (1) October 15, 2002, or (2) the date Landlord and Tenant have executed this Agreement, or (3) the date the condition precedent is satisfied or waived by Landlord (and the actual date of satisfaction of the condition precedent shall be the operative date for purposes of this determination, regardless whether it occurs earlier or later than notice from Landlord of such satisfaction). Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Space pursuant to the same provisions and requirements of the Existing Lease as would apply to surrender of the Premises upon expiration of the Existing Lease, except that the Surrender Space shall be delivered with Ortho-McNeil in occupancy and with all real property improvements and systems servicing the Premises in place, and with all trade fixtures of either Tenant or Ortho-McNeil in place. Tenant shall deliver to Landlord any plans and specifications pertaining to the Surrender Space.

(c)           Obligations Until Surrender; Proration.  All of the terms, covenants, agreements and conditions of the Existing Lease remain in full force and effect with respect to the Surrender Space through the Surrender Date. Tenant shall continue to pay all rent and monetary obligations which accrue through and including the Surrender Date, as such become due and payable under the Existing Lease. As of 11:59 p.m. on the Surrender Date, the surrender of the Surrender Space will be deemed effective and the monetary obligations with respect to the Surrender Space shall be prorated, billed and payable in the manner provided in the Existing Lease, in the same manner as would apply if the term of the Existing Lease expired on the Surrender Date with respect to the Surrender Space.

(d)           Effect on Existing Lease After Surrender Date. After the Surrender Date, the Existing Lease shall continue in full force and effect for the remainder of the term of the Existing Lease upon and subject to all of the terms and provisions of the Existing Lease, except as amended by this Amendment, including, without limitation, the following modifications of the Existing Lease:

(i)  the Surrender Space shall cease to be part of the Premises, and the Premises shall consist only of the Building 3 Space, and Tenant shall have no right to possession, use or lease of the Surrender Space or any options or other rights with respect to the Surrender Space;

(ii) Tenant’s obligation to pay monthly base rent with respect to the Surrender Space shall cease, but the base rent for the Building 3 Space shall remain unaffected by this Amendment, and accordingly Tenant’s monthly base rent for the Premises, is changed to the monthly amounts during the respective periods shown in the following table:

Period (inclusive of dates listed)	Monthly Base Rent

day after Surrender Date - 12/10/02	$26,825.69
12/11/02 - 12/10/03	$27,625.35

(iii) Tenant shall no longer be obligated to pay monthly its proportionate share of Building Operating Expenses accruing after the Surrender Date with respect to the Surrender Space, but Tenant shall continue to pay its proportionate share of Building Operating Expenses accruing after the Surrender Date with respect to the Building 3 Space, which equals twenty-nine percent (29%) as stated in the Third Amendment;

(iv) Tenant’s proportionate share of Project Operating Expenses (as defined in the Third Amendment, as the percentage obtained by dividing the aggregate rentable square footage of the Premises located in the Project by the total rentable square footage of the Project) shall change to two and 76/1000 percent (2.076%);

(v) Tenant’s proportionate share of Phase Operating Expenses of and attributable to Phase I (as defined in the Third Amendment, as the percentage obtained by dividing the aggregate rentable square footage of the Premises located in Phase I by the total rentable square footage of Phase I) shall change to three and 697/1000 percent (3.697%); and

(vi) the aggregate number of parking spaces provided for Tenant’s use is reduced to thirty-four (34).

(e) Holding Over. Notwithstanding any provision of this Amendment to the contrary, in the event that Tenant fails timely to vacate and deliver exclusive possession of the Surrender Space to Landlord by the Surrender Date as required under the Existing Lease, except as amended by this Amendment, Tenant shall be deemed to be holding over with respect to the Surrender Space without the express written consent of Landlord, such possession shall be a tenancy at sufferance and the provisions of Section 36 of the Original Lease shall apply.

(f) No Release. Notwithstanding any provision of the foregoing to the contrary, neither this Amendment nor the acceptance by Landlord of the Surrender Space shall in any way:

(i) be deemed to excuse or release Tenant from any obligation or liability with respect to the Surrender Space (including, without limitation, any obligation or liability under provisions of the Existing Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Existing Lease) which obligation or liability (x) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Surrender Space or (y) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or

(ii) affect any obligation under the Existing Lease which by its terms is to survive the expiration or sooner termination of the Existing Lease.

Section 4. Change of Address for Copies of Notices to Landlord. The Foster City, California address for a copy of all notices to Landlord set forth Section 14 of the Third Amendment is hereby changed as follows (but the other address for all notices to Landlord remain unchanged):

Metropolitan Life Insurance Company

400 South El Camino Real, Suite 800

San Mateo, CA 94402

Attention: Assistant Vice President

Section 5. Tenant Estoppel. Tenant hereby confirms and ratifies the Existing Lease, as amended hereby, and acknowledges that Landlord is not in default under said Existing Lease as of the date of this Amendment.

Section 6. Time of Essence. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

Section 7. Brokers. Tenant represents that Tenant has dealt with no broker representing Tenant in connection with this Amendment and that no broker is representing Tenant in negotiating this Amendment or is entitled to any commission in connection herewith. Tenant hereby protects, defends, indemnifies and holds Landlord and its agents and employees harmless from all liabilities arising from or in connection with any claim of any broker claiming to represent Tenant in connection with this Amendment. Landlord represents that Cornish and Carey Commercial (“CC”) is representing Landlord in connection with this Amendment. Landlord hereby protects, defends, indemnifies and holds Tenant and its agents and employees harmless from all liabilities arising from or in connection with any claim of CC or any other broker claiming to represent Landlord in connection with this Amendment.

Section 8. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Existing Lease, as amended, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 9. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 10. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Existing Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 11. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 12. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

Section 13. Telecopied Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Amendment. All signatories to this Amendment intend to be bound by such signatures, are aware that the other party or parties will rely on the telecopied signatures and hereby waive any defenses to the enforcement of the terms of this Amendment based on the fact that a signature was telecopied.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT: CYGNUS, INC.,
a Delaware corporation
By:	/s/ John C Hodgman
Print Name:	John C Hodgman
Title:	Chairman, President & CEO

LANDLORD: METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation
By:	/s/ B Jill Fitzgerald
Print Name:	B Jill Fitzgerald
Title:	Assistant Vice President